                              CONSULTING AGREEMENT


     This CONSULTING AGREEMENT (the "Agreement") is made by and between Dennis
J. Selkoe, MD an individual with an address of Center for Neurologic Diseases, Harvard Medical School, Brigham and Women's Hospital, 221 Longwood Avenue--LMRC, Boston, MA 02115 ("Consultant"), and Elan Pharmaceuticals, Inc., a Delaware corporation with an address of 800 Gateway Boulevard, South San Francisco, California 94080 ("Elan"), and is effective as of April 1, 2002 ("Effective Date").


                                    RECITALS

     A. Consultant possesses special expertise and knowledge in the field of Alzheimer's disease, including but not limited to issues related to immunological response to AB ("Consultant Field"); and

     B. An Affiliate of Elan and American Home Products Corporation, a Delaware corporation, together with its Affiliates, acting through its Wyeth-Ayerst Laboratories Division (collectively, "AHP") have entered into a collaboration with respect to the treatment and/or prevention of Alzheimer's disease and/or Mild Cognitive Impairment using immunological approaches directed at one or more epitopes of AB (the "Project").

     C. Elan has need for Consultant's services with respect to Alzheimer's disease in connection with the Project ("Elan Field"); and

     D. Elan and Consultant now desire to enter into this Agreement whereby Consultant shall perform consulting services for Elan on the terms and conditions set forth below.


                                   AGREEMENT

     NOW, THEREFORE, Consultant and Elan agree as follows:

     1. Description of Services. Subject to the terms and conditions of this Agreement, Consultant shall perform services for Elan, at times and locations determined by Elan. Such services shall include, without limitation, serving on the Project's Scientific Advisory Panel to the Joint Leadership Team, attending committee meetings, and providing review of and advice on the merit or value of the Project's research and development, as well as information on new developments and opportunities in the Elan Field.

     2. Term and Renewal. This Agreement shall be effective as of the Effective Date and shall remain in effect for a period of one (1) year, renewable each year thereafter, unless terminated pursuant to this Agreement. This Agreement may only be renewed for additional periods on terms mutually agreed upon in writing by the parties. Neither party shall have any obligation to renew this Agreement.

     3. Fees and Expenses.

     (a) In return for services actually rendered, Elan will pay Consultant at a rate of Four Thousand Dollars ($4,000) for the term of this Agreement and an additional One Thousand Two Hundred Dollars ($1,200) per day for each meeting.

     (b) Elan shall also reimburse Consultant for all out-of-pocket expenses actually incurred by Consultant in rendering services under this Agreement so long as such expenses, in Elan's opinion, are reasonable and necessary. Such expenses will include reasonable and necessary travel (air travel to be coach class only), lodging and meals. Consultant shall provide Elan with a written expense report, complete with receipts or other reasonable documentation, for all such expenses requested for reimbursement.

     (c) The aggregate fees and expenses payable to Consultant hereunder shall not exceed Twelve Thousand Dollars ($12,000) for the term of this Agreement without Elan's prior written consent.

     4. Invoices. Amounts due hereunder shall be payable no later than thirty
(30) days from Elan's receipt of a written invoice with an expense report and accompanying supporting documentation therefor.

     5. Confidentiality; Proprietary Information; Intellectual Property.

     (a) Any and all information which Elan may disclose to Consultant under this Agreement will be considered confidential, including, but not limited to, information related to the Elan Field.

     (b) Consultant further agrees that all discussions and negotiations with respect to this Agreement are confidential.

     (c) Consultant understands that Elan and/or AHP possesses and will continue to possess information that has been created, discovered or developed, or has otherwise become known to Elan and/or AHP or their respective Affiliates and/or in which property rights have been assigned or otherwise conveyed to it, which information has commercial value in the business in which such entity is engaged. Affiliate(s) shall mean, with respect to any person or entity, any other person or entity which controls, is controlled by or is under common control with such person or entity. A person or entity shall be regarded as in control of another entity if it owns or controls at least fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), provided, however, that the term "Affiliate" shall not include subsidiaries or other entities in which a Party or its Affiliates owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or other governing board, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.


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

All such information, including the information described in Sections 5 (a) and
(b) above, and including any other information developed by or on behalf of Consultant pursuant to this Agreement, is hereinafter referred to as "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts and customer and contact lists. Accordingly, Consultant further agrees as follows:

          (i) All Proprietary Information shall be the sole property of Elan and/or AHP and their respective Affiliates and assigns, and such parties shall be the sole owners of all patents and other rights in connection therewith. At all times during this Agreement and at all times after expiration or termination of this Agreement, Consultant will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information without the prior written consent of Elan, except as may be necessary in the ordinary course of performing the duties of Consultant hereunder. No announcement, oral presentation or publication of any kind relating to any Proprietary Information shall be made by Consultant without the prior written consent of Elan; and

          (ii) All documents, data, records, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to Consultant by or on behalf of Elan or developed by or on behalf of Consultant pursuant to this Agreement, shall be and remain the sole property of Elan and/or AHP and their respective Affiliates and assigns and shall be returned promptly as and when requested by Elan except that Consultant shall be permitted to retain one (1) copy of such Information in its legal files solely for the purposes of verifying compliance with the terms thereof. Should Elan not so request, Consultant agrees to return and deliver all such property upon expiration or termination of this Agreement for any reason and Consultant shall not retain or reproduce any such property upon expiration or termination.

Nothwithstanding the foregoing, Proprietary Information shall not be deemed to include information that Consultant can demonstrate (a) was lawfully in Consultant's possession prior to the date of disclosure, (b) becomes public or available to the public through no fault or omission of Consultant amounting to breach of this Agreement, (c) has been lawfully obtained by Consultant from a third party which is in lawful possession of such information, or (d) is required to be disclosed by law, in which case Consultant will give Elan as much advance notice of the proposed disclosure as is practical (including a copy of any written request or order), and will cooperate with Elan in any effort to limit or restrict such disclosure, via a protective order or otherwise.

     (d) Consultant further agrees as folows:

          (i) Consultant shall promptly disclose to Elan or its designee all intellectual property (including, but not limited to any inventions, improvements, formulae, processes, techniques, know-how, data, patents or applications for patents, trade secrets, trademarks, copyrights and confidential information as described in this Section 5), made or conceived or reduced to practice or learned by Consultant (collectively, "Intellectual Property") which: (A) result from the tasks assigned to Consultant hereunder; (B) are funded by or on behalf

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


     of Elan or AHP; or (C) result from the use or property or premises owned, leased or contracted for by or on behalf of Elan or AHP.

          (ii) Consultant agrees to and does hereby sell, assign, transfer and set over to Elan, and/or AHP or their respective successors or assigns, as the case may be, all right, title and interest in and to all Intellectual Property developed or conceived individually or in conjunction with others in performance of this Agreement, to be held and enjoyed by Elan, and/or AHP or the respective successors or assigns, as the case may be, to the full extent of the term for which any Letters Patent may be granted and as fully as the intellectual property would have been held by Consultant had this Agreement, sale or assignment not been made.

          (iii) Consultant shall execute and deliver any and all instruments and documents and perform any and all acts, necessary to obtain, maintain or enforce patents, trademarks, trade secrets and copyrights for such Intellectual Property, and shall make, execute and deliver any and all instruments and documents and perform any and all acts necessary to obtain, maintain or enforce patents, trademarks, trade secrets and copyrights for such Intellectual Property as Elan may designate in any and all countries. All costs and expenses of application and prosecution of such patents, trademarks, trade secrets and copyrights shall be paid by Elan.

          (iv) Any copyrightable material prepared by Consultant as a result of Consultant's activities with Elan, in performance of this Agreement, are prepared as works for hire for the benefit of Elan and/or AHP. Consultant hereby assigns to Elan and/or AHP, as Elan shall designate, any copyright to which Consultant is entitled for any copyrightable material prepared in the course of the performance of this Agreement for Elan. Elan and or AHP shall have the right to reproduce, modify and use such material and all results generated as the result of services rendered under this Agreement for any purpose related to its lawful business.

          (v) Upon the written request of Elan, Consultant shall make any assignment provided for in this Section 5 directly to, or for the benefit of, an Elan Affiliate or Elan's designee, including Consultant's performance of any related obligations hereunder.

     6. Remedies. (a) Consultant acknowledges that Elan will have no adequate remedy at law if Consultant breaches the terms of Section 5 hereof. Accordingly, in such event, Elan shall have the right, in addition to any other rights it may have at law or equity, to obtain in any tribunal of competent jurisdiction injunctive relief to restrain any breach or threatened breach. (b) If, due to reasons within Consultant's reasonable control, Consultant's products or services fail to meet standards generally accepted in the applicable industry, or if Consultant fails to provide agreed-upon products or services in a timely manner Elan shall have the right, in addition to any other remedy it may have at law or equity, to: (i) terminate this Agreement immediately upon written notice to Consultant; (ii) require that defective products or services be replaced or remedied, as the case may be, without charge to Elan; and (iii) correct, or have corrected by a third party, the defective product or service and withhold from amounts owing to Consultant hereunder all amounts incurred by Elan in taking such corrective measures.

     7. Termination. This Agreement may be terminated (a) by Elan with or without cause upon thirty (30) days' prior written notice to Consultant, or (b) by Consultant in


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

the event of a material breach by Elan, provided that Consultant provides Elan with written notice of such breach and Elan fails reasonably to cure such breach within thirty (30) days of receipt of such notice.

     In the event this Agreement is terminated by Elan pursuant to this Section prior to completion of the work to be performed, Consultant shall be entitled to receive an equitable proration of the fee for work performed through the effective date of termination.

     The provisions of Sections 5-6 and 9-14, inclusive, shall survive any termination of this Agreement.

     8. Independent Contractor. Nothing in this Agreement shall be construed to create an employment relationship between Consultant and Elan or AHP. Consultant shall be an independent contractor and shall have no authority to enter into contracts on behalf of Elan or AHP, bind Elan or AHP to any third parties or act as an agent on behalf of Elan or AHP in any way. Consultant shall not be entitled to receive any compensation, or medical or other benefits as an Elan or AHP employee. Accordingly, Consultant shall account for and report, and be liable for the payment of all applicable federal and state income taxes, social security taxes, and all other taxes due on payments received by Consultant hereunder. Consultant hereby acknowledges that Elan will report as compensation all payments to Consultant hereunder.

     9. Consultant's Representations and Warranties. Consultant hereby represents and warrants to Elan that (a) Consultant has the authority to enter into and perform this Agreement and (b) performance of Consultant's services as contemplated by this Agreement will not result in the breach or violation of any contract, arrangement or understanding (including without limitation any intellectual property rights or any agreement of confidentiality or non-disclosure, whether written or oral) which Consultant may have with any third party (including without limitation current and former employers of Consultant and any other companies or persons for which Consultant has performed or is performing consulting services).

     10. Compliance Standards. During the term of this Agreement and any renewal term, Consultant shall comply with all applicable laws, rules and regulations in the conduct of the services being performed.

     11. Severability. If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed modified to the extent necessary to allow enforcement, and all other portions of this Agreement shall remain in full force and effect.

     12. Entire Agreement Amendments. This Agreement contains the entire and complete agreement between the parties with respect to the subject matter hereof, and supersedes all prior oral and/or written agreements with respect to the subject matter hereof, other than any currently effective confidentiality agreement. Any changes to this Agreement must be in writing and signed by both parties.

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

     13. Successors. No portion of this Agreement may be assigned by Consultant without Elan's prior written consent. This Agreement shall be binding upon and inure to the benefit of the successors, permitted assigns and legal representatives of the parties.

     14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, and the parties agree to personal jurisdiction and venue in the state and federal courts of San Francisco, California, in any suit or proceeding arising out of the subject matter of this Agreement.

     15. AHP shall be a third party beneficiary hereof.

     DATED as of the Effective Date, and executed by:



ELAN PHARMACEUTICALS, INC.                      DENNIS J. SELKOE, MD


By: /s/ Dale B. Schenk                          By: /s/ Dennis J. Selkoe
   -----------------------------                   ---------------------------
Name:  Dale B. Schenk, Ph.D.
     ---------------------------
Title: Senior Vice President
      --------------------------
       Discovery Research














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